                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Under Rule 14a-12

                         WEATHERFORD INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1.  Title of each class of securities to which transaction applies:  N/A
        2.  Aggregate number of securities to which transaction applies:  N/A
        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
        4.  Proposed maximum aggregate value of transaction:  N/A
        5.  Total fee paid:  N/A

[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1.  Amount Previously Paid:  N/A
        2.  Form, Schedule or Registration Statement No.:  N/A
        3.  Filing Party:  N/A
        4.  Date Filed:  N/A

[WEATHERFORD LOGO]

                                 April 25, 2001

Dear Weatherford Stockholder:

     You are cordially invited to join us at the 2001 Annual Meeting of Stockholders of Weatherford International, Inc. to be held at 9:00 a.m. on June 5th in Houston, Texas. The Annual Meeting will be held at The St. Regis Hotel located at 1919 Briar Oaks.

     This year you will be asked to vote in favor of one proposal for the election of eight directors. The proposal is more fully explained in the attached proxy statement, which we encourage you to read.

     Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares on the enclosed proxy card and return your signed proxy card at your earliest convenience.

     Thank you for your cooperation.

                                           Sincerely,

                                           /s/ Bernard J. Duroc-Danner

                                           Bernard J. Duroc-Danner
                                           Chairman of the Board, President and

                                           Chief Executive Officer

--------------------------------------------------------------------------------

Weatherford International, Inc.
www.weatherford.com
515 Post Oak Blvd., Suite 600
Houston, Texas 77027

[WEATHERFORD LOGO]

                        WEATHERFORD INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:           Tuesday, June 5, 2001
TIME:           9:00 a.m. (Houston time)
PLACE:          The St. Regis Hotel
                1919 Briar Oaks
                Houston, Texas 77027

MATTERS TO BE VOTED ON:

     1. Election of eight directors to hold office for a one-year term; and

     2. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR.

     Your Board of Directors has set April 11, 2001, as the record date for the Annual Meeting. Only those stockholders who are holders of record of our common stock and Series A preferred stock at the close of business on April 11, 2001, will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 515 Post Oak Blvd., Suite 600, Houston, Texas for a period of ten days prior to the Annual Meeting.

     You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.

                                           By Order of the Board of Directors

                                           /s/ BURT M. MARTIN

                                           Burt M. Martin
                                           Corporate Secretary

Houston, Texas
April 25, 2001

                        WEATHERFORD INTERNATIONAL, INC.

                                PROXY STATEMENT

ANNUAL MEETING:     Date:  Tuesday, June 5, 2001
                    Time:  9:00 a.m. (Houston time)
                    Place:  The St. Regis Hotel
                            1919 Briar Oaks
                            Houston, Texas 77027

AGENDA: One proposal, numbered as Item 1 on the proxy card, for the election of eight nominees as directors of the Company.

WHO CAN VOTE:       All holders of record of our common stock at the close of
                    business on April 11, 2001, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting.

                    Additionally, the holder of record of our one share of Series A preferred stock outstanding at the close of business on April 11, 2001, is entitled to vote. The Series A preferred stock is held by a trustee for the benefit of the former shareholders of Alpine Oil Services, which we acquired in August 2000, who have not yet exchanged their exchangeable securities for shares of common stock. The one share of Series A preferred stock entitles the trustee to vote, essentially as a proxy for the former Alpine shareholders who have not yet exchanged their securities, the same number of votes as could be voted if the former Alpine shareholders had exchanged their exchangeable securities for common stock. As of April 11, 2001, the Series A preferred stockholder was entitled to 83,061 votes.

PROXIES SOLICITED BY:
                    Your vote and proxy is being solicited by our Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card are being sent on behalf of our Board of Directors to all stockholders beginning on or about April 30, 2001. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR PROXY:You can revoke your proxy by:

                    - writing to the Corporate Secretary (at our principal
                      executive offices located at 515 Post Oak Blvd., Suite 600, Houston, Texas 77027) before the Annual Meeting;

                    - voting again via mail; or

                    - casting your vote in person at the Annual Meeting

                    Your last vote will be the vote that is counted.

QUORUM: As of April 11th, there were 110,359,830 shares of common stock issued and outstanding and one share of our Series A Preferred Stock issued and outstanding. The holders of the common stock and the Series A stockholder have the right to cast a total of 110,442,891 votes. The presence, in person or by proxy, of stockholders entitled to cast at least 55,221,446 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY CARDS:
                    If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COST OF PROXY
  SOLICITATION:     We have retained Georgeson Shareholder Communications Inc.
                    to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the proxy materials. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:          You may call Georgeson Shareholder Communications Inc. at
                    1-800-223-2064 if you have any questions.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2002 Annual Meeting. All of the nominees for director are now serving as directors. The nominees for election as director are:

NAME                                                AGE   DIRECTOR SINCE
----                                                ---   --------------
Bernard J. Duroc-Danner...........................  47         1988
Philip Burguieres.................................  57         1998
David J. Butters..................................  60         1984
Sheldon B. Lubar..................................  71         1995
William E. Macaulay...............................  55         1998
Robert B. Millard.................................  50         1989
Robert K. Moses, Jr. .............................  61         1998
Robert A. Rayne...................................  52         1987

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

DIRECTOR BIOGRAPHIES

     BERNARD J. DUROC-DANNER joined the Company in May 1987 to initiate the start-up of EVI, Inc.'s oilfield service and equipment business. He was elected EVI's President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. ("Weatherford Enterra") on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), Cal-Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico), Universal Compression Holdings, Inc. (a natural gas compression service company) and Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry). Mr. Duroc-Danner is also a director of Grant Prideco, Inc. (a provider of drill pipe and other drill stem products). Grant Prideco was our wholly owned subsidiary until April 14, 2000, when we distributed all of the outstanding shares of Grant Prideco to our stockholders.

     PHILIP BURGUIERES is Chief Executive Officer of EMC Holdings, LLC, a private energy investment firm he started in 2000. He is also Vice Chairman of Houston NFL Holdings (a National League Football team in Houston). He was elected to the Board as Chairman Emeritus in May 1998. Mr. Burguieres served as a director of Weatherford Enterra from April 1991 until May 1998, and as Chairman of the Board of Weatherford Enterra from December 1992 until May 1998. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford Enterra. Mr. Burguieres serves as a director of McDermott International, Inc. (a company engaged in the fabrication of oilfield equipment), Chase Bank of Texas, N.A. (a national banking organization) and Newfield Exploration Company (an independent oil and gas producer).

     DAVID J. BUTTERS is a Managing Director of Lehman Brothers, Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), a director of Anangel-American Shipholdings, Ltd. (an international ship owning and operating company) and a member of the Board of Advisors of Energy International, N.V. (an investment fund).

     SHELDON B. LUBAR has been the Chairman of Lubar & Co., a private investment and management company, for more than the past five years. Until February 1999, Mr. Lubar served as Chairman and Chief Executive Officer of Christiana Companies, Inc., a diversified holding company that held shares of our common stock and owned a company that was engaged in refrigerated and dry warehousing, transportation and logistic services. We acquired Christiana in February 1999. For more information about our acquisition of Christiana, see COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION on page 15. Mr. Lubar is a director of C2, Inc. (a company engaged in refrigerated warehousing and logistics and the manufacture of refrigerated display cases), Massachusetts Mutual Life Insurance Company (a financial services company), US Bancorp (a commercial banking company), MGIC Investment Corporation (a mortgage insurance company), Jefferies & Company, Inc. (an investment banking company) and Grant Prideco. Mr. Lubar was initially appointed to the Board of Directors in connection with our acquisition of Prideco, Inc. in June 1995.

     WILLIAM E. MACAULAY is the Chief Executive Officer of First Reserve Corporation, a Connecticut-based private equity investment firm, and has been the Chief Executive Officer of the firm since 1983. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He is a director of Maverick Tube Corporation (a manufacturer of oilfield tubulars, line pipe and structural steel), National-Oilwell, Inc. (a company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling production), Superior Energy Services (an oilfield services and equipment company), Chicago Bridge and Iron Company, N.V. (a global engineering and construction company), Pride International, Inc. (a provider of contract drilling and related services), Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry) and Grant Prideco (a provider of drill pipe and other drill stem products).

     ROBERT B. MILLARD is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry).

     ROBERT K. MOSES, JR. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992. Mr. Moses is also a director of Grant Prideco.

     ROBERT A. RAYNE has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, for more than the past five years. Mr. Rayne is also a director of Grant Prideco.

                      COMMITTEES AND MEETINGS OF THE BOARD

COMMITTEES

     The Board of Directors has created the following committees:

     - Audit

     - Compensation

     - Executive

     The Board of Directors does not have a standing Nominating Committee.

NUMBER OF MEETINGS

     During 2000, the Board of Directors met nine times, the Compensation Committee met one time and the Audit Committee met six times. The Executive Committee did not meet. All of the directors attended at least 75% of all Board of Directors and Committee meetings during 2000.

AUDIT COMMITTEE

     Messrs. Butters (Chair), Lubar and Rayne are the current members of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix
A. The primary functions of the Audit Committee are:

     - recommending to the Board the selection and discharge of our independent auditors;

     - reviewing the professional services performed by the auditors, the plan and results of their auditing engagement;

     - reviewing the amount of fees charged for audit services by the auditors; and

     - evaluating our system of internal accounting controls.

     All members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange, except Mr. Lubar. Until February 1999, Mr. Lubar was Chairman and Chief Executive Officer of Christiana. We acquired Christiana in February 1999. See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION on page 15 for more information on our acquisition of Christiana. As permitted by the rules of the New York Stock Exchange, the Board determined to appoint Mr. Lubar to the Audit Committee because of his knowledge of the Company and his financial background and experience and because the Board does not believe he has any relationship with us that will interfere with the exercise of his independent judgment while serving on the Audit Committee.

COMPENSATION COMMITTEE

     Messrs. Lubar, Moses (Chair) and Rayne are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

     - recommending to the Board the compensation to be paid to the directors and our chief executive officer; and

     - subject to review and approval of certain matters by the full Board of Directors, administering the compensation plans for the executive officers.

EXECUTIVE COMMITTEE

     Messrs. Duroc-Danner (Chair), Burguieres, Macaulay and Millard are the current members of the Executive Committee. The primary function of the Executive Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the Board.

                             AUDIT COMMITTEE REPORT

                                                                  April 25, 2001

To the Board of Directors of Weatherford International, Inc.:

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     We also have considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the auditors' independence.

                                            David J. Butters, Chairman
                                            Sheldon B. Lubar
                                            Robert A. Rayne

                               BOARD COMPENSATION

DIRECTORS' FEES

     The directors who are not employees are paid the following fees:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of shares in the director's account multiplied by the market price of the common stock at the time of distribution. Distributions are made in common stock. During 2000, we contributed $6,675, $6,600, $5,550, $6,000 and $6,300 to the accounts of Messrs. Butters, Lubar, Macaulay, Moses and Rayne, respectively, which represented 156, 153, 127, 138 and 146 shares allocated to their respective accounts.

BURGUIERES EMPLOYMENT AGREEMENT

     In June 1998, we entered into an employment agreement with Mr. Burguieres, which has a term of fifteen years and provides for an annual salary of $120,000. Under the terms of his employment agreement,

Mr. Burguieres will be employed as Chairman Emeritus of the Board of Directors. However, we are not obligated to re-elect Mr. Burguieres as Chairman Emeritus and the Board of Directors is not required to nominate Mr. Burguieres for re-election as a director. If we terminate Mr. Burguieres' employment for any reason other than for "cause" or if Mr. Burguieres' employment is terminated as a result of his death or disability, Mr. Burguieres or his estate will be entitled to receive annual salary payments through the term of the agreement and Mr. Burguieres and his eligible dependents will continue to receive health and medical benefits. If we terminate his employment for "cause," Mr. Burguieres will not be entitled to any further salary payments or health and medical benefits. Under Mr. Burguieres' employment agreement, "cause" is generally defined as (i) an act of dishonesty which constitutes a felony or results in personal gain or enrichment at our expense, (ii) willful and continued failure to substantially perform his duties after written demand is made by the Board or
(iii) Mr. Burguieres' ownership, management or employment by any business which competes, in our reasonable judgment, with any business conducted by us.

                                STOCK OWNERSHIP

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of shares of common stock beneficially owned by our directors and executive officers as of April 11, 2001. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

                                                               AMOUNT AND NATURE OF SHARES
                                                         BENEFICIALLY OWNED AS OF APRIL 11, 2001
                                                      ----------------------------------------------
                                                       NUMBER OF      RIGHT TO        PERCENT OF
NAME                                                  SHARES OWNED   ACQUIRE(1)   OUTSTANDING SHARES
----                                                  ------------   ----------   ------------------
Bernard J. Duroc-Danner.............................      90,412       630,000             *
Philip Burguieres(2)................................     147,865             0             *
David J. Butters(3).................................     101,250        10,000             *
Sheldon B. Lubar(4).................................     646,966        30,000             *
William E. Macaulay(5)..............................      17,933        10,000             *
Robert B. Millard(6)................................     108,960        10,000             *
Robert K. Moses, Jr. ...............................     300,000        10,000             *
Robert A. Rayne(7)..................................         279        20,000             *
E. Lee Colley, III(8)...............................         645             0             *
Gary L. Warren(9)...................................       5,815         3,325             *
Jon R. Nicholson(10)................................      15,097         5,700             *
Curtis W. Huff(11)..................................      63,500       484,081             *
All officers and directors as a group (17
  persons)..........................................   1,515,820     1,213,106           2.5

---------------

  *  Less than 1%.

 (1) Shares of common stock that can be acquired through stock options exercisable through June 10, 2001.

 (2) Includes (i) 409 shares held under our Employee Stock Purchase Plan, as to which Mr. Burguieres has sole voting and no dispositive power, (ii) 421 shares held under our 401(k) Savings Plan, as to which Mr. Burguieres has sole voting and no dispositive power, (iii) 950 shares held by his wife, over which Mr. Burguieres has no voting or dispositive power, and (iv) 475 shares held by his adult son supported by him, over which Mr. Burguieres has sole voting and dispositive power. Mr. Burguieres disclaims beneficial ownership of the shares held by his wife and son.

 (3) Includes 14,388 shares held by Mr. Butters' wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Also includes 41,160 shares held in trusts for Mr. Butters' children, of which he is the trustee and has voting and dispositive power.

 (4) Includes 305,115 shares held by Mr. Lubar through a general partnership of which he is a general partner. Also includes 305,114 shares held by his wife through the general partnership, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 27,342 shares held in trusts for his grandchildren through the general partnership, of which he is the trustee and has voting and dispositive power. Does not include 15,380 shares held through the general partnership by trusts for the descendants of Mr. Lubar's children over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

 (5) Includes 6,618 shares held by Mr. Macaulay's wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Includes 3,876 shares held in the name of or in trust for Mr. Macaulay's daughters.

 (6) Includes 26,772 shares held by a foundation over which Mr. Millard and his wife have voting power.

 (7) Excludes 500,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of all of these shares.

 (8) Shares are held under our 401(k) Savings Plan. Mr. Colley has sole voting and no dispositive power over these shares.

 (9) Includes 939 shares held under our 401(k) Savings Plan over which Mr. Warren has sole voting and no dispositive power.

 (10) Includes (i) 356 restricted shares which are subject to a vesting schedule, forfeiture risk and other restrictions and (ii) 1,066 shares held under our 401(k) Savings Plan over which Mr. Nicholson has sole voting and no dispositive power.

(11) Mr. Huff, who is serving as President and Chief Executive Office of Grant Prideco, ceased to be an executive officer as of February 7, 2001.

                      STOCK OWNED BY "BENEFICIAL HOLDERS"

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of common stock as of April 11, 2001.

NAME AND ADDRESS OF                                                                   PERCENT OF
BENEFICIAL OWNER                                            NUMBER OF SHARES(1)   OUTSTANDING SHARES
-------------------                                         -------------------   ------------------
FMR Corp.(2)..............................................      13,567,969               12.3
  82 Devonshire Street
  Boston, Massachusetts 02109
Massachusetts Financial Services Company(3)...............       8,302,447                7.5
  500 Boylston Street
  Boston, Massachusetts 02116
Citigroup Inc.(4).........................................       8,049,084                7.3
  399 Park Avenue
  New York, New York 10043

---------------

(1) This information is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its shares of common stock, unless otherwise noted.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 11,803,411 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 831,568 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 11,803,411 shares owned by the Funds, and Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of 831,568 shares and sole power to vote or direct the voting of 634,668 shares and no power to vote or direct the voting of 196,900 shares owned by the institutional accounts. The Funds' Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Strategic Advisers, Inc., a wholly owned subsidiary of FMR and a registered investment adviser, provides investment advisory services to individuals. It does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole dispositive power over such securities. As such, FMR's beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc. Fidelity International Limited ("FIL") beneficially owns 932,990 shares. FIL has sole power to vote and to dispose of such shares.

(3) Massachusetts Financial Services Company ("MFS") is the beneficial owner of 8,302,447 shares of our common stock, of which shares are beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole dispositive power over 8,302,447 shares and sole voting power over 8,190,057 shares.

(4) Salomon Smith Barney Holdings Inc. ("SSB") is the beneficial owner of 7,641,069 of such shares. Citigroup Inc. is the sole stockholder of SSB. Citigroup and SSB report on behalf of subsidiaries whose individual percentages of beneficial ownership of our common stock do not exceed 5%. Citigroup has shared dispositive and voting power over 8,049,084 shares, and SSB has shared dispositive and voting power over 7,641,069 shares.

                               EXECUTIVE OFFICERS

     In addition to Mr. Duroc-Danner, whose biography is shown on page 3, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other.

NAME                                   AGE                          POSITION
----                                   ---                          --------
Bernard J. Duroc-Danner..............  47    Chairman of the Board, President and Chief Executive
                                             Officer
E. Lee Colley, III...................  44    Senior Vice President and President -- Artificial Lift
                                             Systems Division
Mark E. Hopmann......................  43    Senior Vice President and President -- Completion
                                             Systems Division
Gary L. Warren.......................  51    Senior Vice President and President -- Drilling &
                                             Intervention Services Division
Donald R. Galletly...................  49    Senior Vice President -- Communications and Investor
                                               Relations
Jon R. Nicholson.....................  58    Senior Vice President -- Human Resources and
                                             Information Technology
Burt M. Martin.......................  37    Vice President -- Law and Secretary
Lisa W. Rodriguez....................  40    Vice President -- Finance and Accounting
James N. Parmigiano..................  43    Vice President -- Operational Controller

     E. LEE COLLEY, III was elected Senior Vice President and
President -- Artificial Lift Systems Division in November 1998. Mr. Colley joined us in March 1996 and has served in several positions including Vice President/General Manager of the Artificial Lift Group. Prior to that time, Mr. Colley worked for over 20 years for Halliburton Company in various manufacturing, sales and marketing managerial positions.

     MARK E. HOPMANN joined the Company in November 1998 and was elected Senior Vice President and President -- Completion Systems Division in October 2000. From 1980 to October 1998, Mr. Hopmann worked for Baker Oil Tools, a division of Baker Hughes Incorporated, in various capacities, including Product Line Manager and Chief Product Engineer.

     GARY L. WARREN was elected Senior Vice President and President -- Drilling and Intervention Services Division in October 2000. Mr. Warren has been employed by the Company since 1992 and has served in several positions, including Vice President -- Europe, West Africa and CIS. Mr. Warren worked for Petco Fishing and Rental Tool from 1980 to 1992, when it was acquired by Weatherford Enterra.

     DONALD R. GALLETLY was elected our Senior Vice President -- Communications and Investor Relations in January 2000 and served as our Vice
President -- Communications and Investor Relations from June 1998 to January 2000. Prior to that time, he worked for Dresser Industries, Inc. as Vice President of Communications and Investor Relations from October 1997 to May 1998 and as Vice President of Investor and Public Relations from February 1993 to October 1997.

     JON R. NICHOLSON was elected our Senior Vice President -- Human Resources and Information Technology in March 2001 and served as Senior Vice
President -- Human Resources from January 2000 to March 2001 and Vice
President -- Human Resources from May 1998 to January 2000. Prior to that time,

Mr. Nicholson worked for Weatherford Enterra as Vice President -- Human Resources from October 1995 to May 1998 and as Director of Human Resources from February 1993 to October 1995.

     BURT M. MARTIN joined the Company as Associate General Counsel in June 1998 and was elected Vice President -- Legal in June 2000 and Vice President -- Law and Secretary in February 2001. From 1993 to 1998, Mr. Martin was an associate attorney with the law firm of Fulbright & Jaworski L.L.P., our counsel.

     LISA W. RODRIGUEZ was elected Vice President -- Accounting and Finance in February 2001. Ms. Rodriguez joined the Company in 1996 and has served in several positions, including Vice President -- Accounting from June 2000 to February 2001 and Controller from 1999 to February 2001. Prior to joining the Company, Ms. Rodriguez worked for Landmark Graphics from 1993 to 1996.

     JAMES N. PARMIGIANO joined the Company in May 1998 and was elected Vice President -- Operational Controller in June 2000. From February 1983 to May 1998, Mr. Parmigiano worked for Dresser Industries, Inc. in various capacities, including Financial Controller of Dresser's Sperry-Sun Drilling Services Division.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee of the Board of Directors is pleased to present this report on the compensation policies for our executive officers for 2000. This report sets forth the major components of executive compensation and the basis by which 2000 compensation determinations were made by the Board of Directors and the Compensation Committee for the executive officers.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of stockholders and with the Company's overall performance. Our compensation programs have historically stressed stock-based compensation as a means of providing incentives to executive officers to achieve growth in the value of the common stock. With this objective in mind, our executive compensation program has included a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and stock performance. In making compensation decisions, the Compensation Committee's decisions have typically also taken into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our stock-based compensation decisions for the executive officers are approved by our full Board of Directors following recommendations by the Compensation Committee.

     The Compensation Committee was charged with reviewing and recommending the specific base and bonus compensation of the President and Chief Executive Officer (the "Principal Executive"). The Board of Directors and Compensation Committee has delegated to Mr. Duroc-Danner, as our Chief Executive Officer, the authority to review and adjust the base and cash bonus compensation for the other executive officers. His decisions are reviewed by the Compensation Committee.

     Decisions on stock options and other long-term incentive plans are made by the Board after consideration of the Company's results and discussion with and recommendations from Mr. Duroc-Danner as to the executive officers under his supervision.

     The particular elements of the compensation programs for the Principal Executive and other executive officers are explained in more detail below.

     Base Salary -- Base salary levels have primarily been determined based on market factors, including the market for similar executives and the desire by us to recruit and retain key executive officers. Our analysis has also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Dow Jones U.S. Oilfield Equipment and Services Index in the performance graph set forth herein. Salary levels are based on individual skills and performance and market comparisons. Adjustments made during 2000 to the compensation of various officers were based on various factors, including their individual scope of responsibility, tenure and overall performance.

     Annual Performance Compensation -- Annual performance compensation has historically been provided to the executive officers in the form of cash bonuses relating to financial and operational achievements. The amount and form of bonuses for 2000 for Mr. Duroc-Danner and the other executive officers were determined by the Compensation Committee and were based upon our 2000 Variable Compensation Plan.

     The 2000 Variable Compensation Plan provided for bonus payments based upon the attainment by the Company of pre-established financial objectives. Seventy percent of the 2000 bonus payment was based on EBITDA and thirty percent was based on working capital as a percentage of sales. A target award, expressed as a percentage of salary, was established for each employee eligible to participate in the 2000 Variable Compensation Plan. Attainment of the financial objectives of the Plan was measured based on actual results versus Plan targets, with performance above or below Plan targets prorated up or down to the maximum and minimum levels established for each financial objective. The Company exceeded its EBITDA and working capital objectives for 2000.

     The decision to award an annual bonus is based upon both the objective analysis of our financial performance described above and a subjective analysis of the executive officer's job performance and the specific accomplishments of the executive officer during the preceding twelve month period after giving consideration to other compensation received by the officer.

     The decision-making process for the granting of bonuses has typically occurred in February or March of each year. Various bonuses were paid to the executive officers in the first quarter of 2001 in recognition of those officers' assistance in achieving the Company's growth in 2000, including assistance in completing numerous acquisitions, such as the acquisition of Alpine Oil Services, the Company's disposition of its Global Compression Services Division, its private placement of $500 million zero coupon senior convertible debentures due 2020 and other factors.

     Deferred Compensation Plan -- We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of common stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the common stock, a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. Duroc-Danner and other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common stock at the time the employee retires, terminates his employment or dies. We believe that this plan is an important component of the stock-based compensation program and provides and serves the purpose of aligning management's interest with those of the Company's stockholders.

     Stock Option Program -- The use of stock options is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. We believe that options provide our officers with a benefit that will increase only to the extent that the value of the common stock increases. Accordingly, we have from time to time granted to the executive officers options to purchase shares of common stock. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account stock ownership and other options held by the officer. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the common stock at the date of grant.

     In 2000, options to purchase a total of 1,381,053 shares of common stock were granted to the executive officers. These options are subject to three-year cliff-vesting so that an officer will not be entitled to the options if he elects to leave. We believe that this type of vesting provides strong incentives for creating long-term value for the Company.

DISCUSSION OF 2000 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     In establishing the compensation of Mr. Duroc-Danner for 2000, the Compensation Committee determined that it would be appropriate to increase Mr. Duroc-Danner's base compensation from $550,000 to $650,000 and award him a bonus of $375,000 in the first quarter of 2000 in recognition of his past services to and accomplishments for the Company. Mr. Duroc-Danner also received a bonus of $1,025,316 in the first quarter of 2001 in recognition of his efforts to expand and grow the Company's businesses and his defining and implementing the Company's growth strategy in 2000 and his general accomplishments in increasing stockholder value through revenue and income growth and increases in the market price of the common stock.

     The increase in Mr. Duroc-Danner's base salary was intended to make his compensation more competitive with those of similar officers in competing companies, including a number of companies included in the Dow Jones U.S. Oilfield Equipment and Services Index in the performance graph set forth herein. During 2000, Mr. Duroc-Danner also received an option to purchase 350,000 shares of common stock. The number of shares subject to the option was fixed at that level in order to provide Mr. Duroc Danner with material incentives to increase the value of the common stock in the future. In reviewing Mr. Duroc-Danner's compensation for 2000, the Compensation Committee also sought to reward Mr. Duroc-Danner for his substantial achievements in bringing growth to the Company, as well as provide incentive for the future through stock option grants. No single factor was considered determinative in this decision.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY

     We believe that the executive compensation program followed by us in 2000 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the Dow Jones U.S. Oilfield Equipment and Services Index. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

                               Philip Burguieres
                                David J. Butters
                            Bernard J. Duroc-Danner
                               Sheldon B. Lubar*
                              William E. Macaulay
                               Robert B. Millard
                             Robert K. Moses, Jr.*
                                Robert A. Rayne*

* Members of the Compensation Committee

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION DETERMINATIONS

     The full Board of Directors currently approves all stock grants, with Messrs. Duroc-Danner and Burguieres, both employee directors of the Company, abstaining from voting with respect to these matters. Mr. Duroc-Danner does make recommendations to the Compensation Committee and the full Board of Directors for compensation and stock grants to our employees.

OTHER AFFILIATIONS

     In February 1999, we acquired Christiana for approximately 4.4 million shares of our common stock and $20.6 million cash. Prior to the merger, Christiana transferred its warehousing, transportation and two-thirds of its logistics business to C2. Mr. Lubar was Chairman and Chief Executive Officer of Christiana and owned approximately 18.8% of the total outstanding shares of Christiana common stock. Mr. Lubar also is a director of C2 and owns approximately 21% of the total outstanding shares of C2 common stock. Under the terms of the Christiana merger, Mr. Lubar and members of his family received a total of approximately 2,322,340 shares of common stock and aggregate cash consideration of approximately $10,872,000. In September 2000, we sold the remaining one-third interest in the logistics business to C2 for $8.3 million. The consideration received by us from C2 for our interest in the logistics business was determined by negotiations between the parties and approved by our Board of Directors.

                           SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 2000, 1999 and 1998, to Mr. Duroc-Danner and the four most highly compensated executive officers during 2000:

                                                                                    LONG-TERM
                                                ANNUAL COMPENSATION               COMPENSATION
                                         ----------------------------------   ---------------------
                                                                                     AWARDS
                                                               OTHER ANNUAL   ---------------------    ALL OTHER
NAME AND                                 SALARY      BONUS     COMPENSATION   RESTRICTED              COMPENSATION
PRINCIPAL POSITION                YEAR   ($)(1)     ($)(1)      ($)(2)(3)     STOCK ($)     OPTIONS      ($)(4)
------------------                ----   -------   ---------   ------------   ----------    -------   ------------
Bernard J. Duroc-Danner.........  2000   625,003   1,025,316     150,000             --     350,000       10,443
  Chairman of the Board,
    President                     1999   550,000     375,000     147,000             --     179,463       11,808
  and Chief Executive Officer     1998   525,000     430,000     183,750             --     546,192       11,056
Jon R. Nicholson................  2000   232,500     303,480      30,645             --     139,013        8,678
  Senior Vice President --        1999   210,000     105,000      19,440             --          --        1,993
  Human Resources and             1998   193,335     105,000       1,575        113,813(5)  117,041        6,617
  Information Technology
Gary L. Warren(6)...............  2000   225,000     396,220      27,000             --     100,000        4,275
  Senior Vice President and       1999    66,305      75,000       3,375             --     117,041          327
  President -- Drilling and       1998        --          --          --             --          --           --
  Intervention Services Division
E. Lee Colley, III(7)...........  2000   244,237     265,600      59,136             --     100,000        2,769
  Senior Vice President and       1999   229,327     150,000      37,769             --          --        2,639
  President -- Artificial Lift    1998    17,308      80,000       2,077             --     156,054           32
  Systems Division
Curtis W. Huff(8)...............  2000   387,506     505,810      53,092             --     228,027        1,913
  Former Executive Vice           1999   350,000     200,000      31,932             --          --        1,465
  President, Chief Financial      1998   204,167     175,000         875      2,625,000(9)  256,054          562
  Officer, General Counsel
  and Secretary

---------------

 (1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year.

 (2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year Our contributions vest over a five-year period on the basis of 20% per year for each year of service by an officer with us after the later of January 1, 1993 or the date of initial participation in the Executive Deferred Plan. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of shares of common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The value of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common stock at that time. Distributions under the Executive Deferred Plan are made in stock. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust, that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of common stock for the Executive Deferred Plan. As of December 31, 2000, Messrs. Duroc-Danner, Nicholson, Warren, Colley and Huff had 67,378; 5,158; 3,499; 7,188 and 8,961 units allocated to their respective accounts.

 (3) Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.

 (4) Represents matching contributions of $1,375, $4,778, $2,250, $2,423 and $1,313 made by us in 2000 under our 401(k) Savings Plan for each of Messrs. Duroc-Danner, Nicholson, Warren, Colley and Huff, respectively, and life insurance premiums of $9,068, $3,900, $2,025, $346, and $600 paid by us in 2000 for each of Messrs. Duroc-Danner, Nicholson, Warren, Colley and Huff, respectively.

 (5) Mr. Nicholson was granted 3,000 shares of restricted common stock of Weatherford Enterra on March 16, 1998. The closing market price of Weatherford Enterra common stock on March 16, 1998, was $37.9375 per share. In connection with the Weatherford Enterra merger, the restricted shares were converted into 2,850 shares of restricted common stock of our Company. One-half of the restricted common stock vests at a rate of one-fourth per year beginning on the first anniversary of the date of grant, and the other one-half vested in June 2000 upon the attainment of certain performance goals. As of December 31, 2000, Mr. Nicholson held 712 shares of restricted common stock, which had a value of $33,642 based on the closing market price of $47.25 per share on that date.

 (6) Information for Mr. Warren is not presented for periods prior to October 1, 1999 because he was not an executive officer,

 (7) Information for Mr. Colley is not presented for periods prior to December 1, 1998 because he was not an executive officer.

 (8)  Mr. Huff ceased to be an executive officer on February 7, 2001.

 (9) Mr. Huff was granted 75,000 shares of restricted common stock on June 15, 1998, as a sign-on incentive bonus in connection with his employment by us. The closing market price of the common stock on June 15th was $35 per share. As of December 31, 2000, Mr. Huff held 37,500 shares of restricted common stock, which had a value of $1,771,875 based on the closing market price of $47.25 per share on that date. All of such shares became vested on February 7, 2001.

                           OPTIONS GRANTED IN 2000(1)

                               NUMBER OF     % OF TOTAL
                               SECURITIES     OPTIONS
                               UNDERLYING    GRANTED TO
                                OPTIONS     EMPLOYEES IN   EXERCISE PRICE                          GRANT DATE
NAME                            GRANTED       1999(%)      (PER SHARE)($)    EXPIRATION DATE    PRESENT VALUE($)
----                           ----------   ------------   ---------------   ----------------   ----------------
Bernard J. Duroc-Danner......   350,000(2)     5.6%             36.75          July 4, 2013        6,914,600(3)
Jon R. Nicholson.............    39,013(4)     0.6%             23.51        January 27, 2013      1,136,371(5)
                                100,000(2)     1.6%             36.75          July 4, 2013        1,975,600(3)
Gary L. Warren...............   100,000(2)     1.6%             36.75          July 4, 2013        1,975,600(3)
E. Lee Colley, III...........   100,000(2)     1.6%             36.75          July 4, 2013        1,975,600(3)
Curtis W. Huff...............    78,027(4)     1.2%             23.51        January 27, 2013      2,272,770(5)
                                150,000(2)     2.4%             36.75          July 4, 2013        2,963,400(3)

---------------

(1) Information is presented as of December 31, 2000.

(2) The options become fully exercisable on July 5, 2003.

(3) The calculation assumes volatility of 40.79%, a risk free rate of 6.16%, a seven year expected life, no expected dividends and option grants at $36.75 per share. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(4) The option becomes fully exercisable on January 28, 2003.

(5) The calculation assumes volatility of 43.74%, a risk free rate of 6.25%, a seven year expected life, no expected dividends and option grants at $23.51 per share. The actual value, if any, of the option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

                      AGGREGATED OPTION EXERCISES IN 2000
                      AND DECEMBER 31, 2000 OPTION VALUES

                                                                   NUMBER OF               VALUE OF UNEXERCISED
                                 SHARES                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                ACQUIRED                       DECEMBER 31, 2000         DECEMBER 31, 2000 ($)(1)
                                   ON         VALUE       ---------------------------   ---------------------------
             NAME               EXERCISE   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               --------   ------------   -----------   -------------   -----------   -------------
Bernard J. Duroc-Danner.......     --           --          630,000       1,075,655     24,799,430     27,363,111
Jon R. Nicholson..............     --           --            3,800         257,954         80,305      6,187,077
Gary L. Warren................     --           --            2,216         257,163         46,831      5,753,219
E. Lee Colley, III............     --           --               --         256,054             --      6,610,984
Curtis W. Huff................     --           --           66,667         417,414      1,526,674      9,751,671

---------------

(1) The value is based on difference in the closing market price of the common stock on December 31, 2000 ($47.25), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common stock at the time of exercise of the options.

                              EMPLOYMENT CONTRACTS

     We have entered into employment agreements with Messrs. Duroc-Danner, Colley, Nicholson, and Warren. The employment agreements with Messrs. Duroc-Danner, Colley and Nicholson provide for a term of three years and are renewable annually. Under the terms of the employment agreements, if we terminate an executive's employment for any reason other than "cause," death or "disability" or if the executive terminates his employment for "good reason," as defined in the employment agreements, the executive will be entitled to receive
(1) an amount equal to three times the executive's current base compensation plus the highest bonus paid to the executive during the three years prior the year of termination, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount payable if all retirement plans were vested, (4) the amount that would have been contributed as our match under the 401(k) Savings Plan and the Executive Deferred Plan for three years and (5) the executive's car allowance for three years. Under the employment agreements, "cause" is defined as the willful and continued failure to perform the executive's job, after written demand is made by the Chief Executive Officer or the Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for "good reason" is generally defined as (1) a material reduction in title and/or responsibilities of the executive, (2) certain relocations of the executive or (3) any material reduction in the executive's benefits. In addition, under such circumstances, all stock options and restricted stock granted to the executive will automatically vest. The executive also would have the right to surrender for cash all such options unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of common stock equal in value to the cash he or she would have received. All health and medical benefits would also be maintained after termination for a period of three years provided the executive makes his required contribution. The base compensation currently payable to Messrs. Duroc-Danner, Nicholson and Colley under the employment agreements is $825,000, $275,000 and $300,000, respectively.

     The employment agreement with Mr. Warren provides for a term of two years and will be extended for an additional two years in the event of a "change of control," as defined in the employment agreement, of the Company during the term of the employment agreement. Under the terms of the employment agreement, if, in the absence of a change of control of the Company, we terminate Mr. Warren's employment for any reason other than "cause," death or "disability," as defined in the employment agreement, he will be entitled to continue to receive his then current base compensation through the end of the term of the employment agreement and all stock options not fully vested would vest on a pro-rata basis. If, in the event of a change of control of the Company, we terminate Mr. Warren's employment for any reason other than cause, death or disability or if he terminates his employment for "good reason," as defined in the employment agreement, he will be entitled to receive (1) an amount equal to two times his current base compensation plus the highest bonus paid to the executive during the three years prior to the year of termination, (2) any accrued salary and bonus (pro-rated to the date of termination) and (3) the amount that would have been contributed as our match under the 401(k) Savings Plan and the Executive Deferred Plan for the year in which employment was terminated (pro-rated to the date of termination). In addition, under such circumstances, all stock options and benefits under the 401(k) Savings Plan and Executive Deferred Plan would automatically vest, and all health and medical benefits would be maintained after termination through the expiration of the then scheduled expiration of the employment term provided he makes his required contribution. The base compensation currently payable to Mr. Warren under his employment agreement is $300,000.

     Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a "gross up payment" to ensure that the executive receives the total benefit intended by his agreement with us.

                          FIVE-YEAR PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on the common stock with the cumulative return on the Dow Jones U.S. Oilfield Equipment and Services Index and the Dow Jones U.S. Total Market Index for the last five years. The graph assumes the value of the investment in the common stock and each index was $100 on December 31, 1995, and that all dividends are reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
----------------------------------------------------------------------------------------------------------------
 Weatherford......................     100          201          410          153          316          374
 Dow Jones U.S. Oilfield Equipment
 and Services Index...............     100          140          218          118          164          233
 Dow Jones U.S. Total Market
 Index............................     100          122          161          201          247          224

                               OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, served as our auditors for the fiscal year ended December 31, 2000 and has been selected as our auditors for the fiscal year ending December 31, 2001. Arthur Andersen LLP has served as our auditors since our inception in 1972. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any stockholder questions and will be given an opportunity to make a statement if he or she so desires.

     Following is a summary of Arthur Andersen LLP's fees for (i) services rendered for the audit of our 2000 annual financial statements and reviews of our 2000 quarterly financial statements, (ii) financial information and systems design and implementation services rendered in 2000 and (iii) all other services rendered in 2000.

Audit Fees...............................................  $1,050,000
Financial Information Systems Design and Implementation
  Fees...................................................          --
All Other Fees...........................................  $  594,350

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

     We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met during 2000. Mr. Hopmann was required to report in his Form 5 for the year ended December 31, 2000 the acquisition of shares of our common stock by him in under our 401(k) Savings Plan. An amended Form 5 reporting the acquisition was filed on March 27, 2001.

PROPOSALS BY STOCKHOLDERS

     Stockholder proposals to be included in the proxy materials for our Annual Meeting to be held in 2002 must be received by us by December 27, 2001, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the proposal must be received by us by March 17, 2002.

     Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.

OTHER BUSINESS

     We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

     We have filed an Annual Report on Form 10-K for 2000 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at www.sec.gov. We also will provide to any stockholder a copy of our Annual Report on 10-K without charge upon written request. Copies of any exhibits to our Annual Report on 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.

                                            By Order of the Board of Directors

                                            /s/ BURT M. MARTIN

                                            Burt M. Martin
                                            Corporate Secretary

Houston, Texas
April 25, 2001

                                                                      APPENDIX A

                        WEATHERFORD INTERNATIONAL, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE PURPOSE:

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Weatherford International, Inc., a Delaware corporation (the "Company"), has been established by the Board. The Committee's primary purposes are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an open avenue of communication among the independent auditors, management, the internal auditing department and the Board.

     The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the ability to retain, at the Company's expense, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties. The independent auditors of the Company shall be ultimately accountable to the Committee and the Board.

AUDIT COMMITTEE COMPOSITION AND MEETINGS:

     The Committee shall consist of at least three directors, as determined by the Board. Committee members shall meet the requirements established by the New York Stock Exchange. The Committee shall be composed of directors who are independent of the Company's management and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. Each Committee member must be financially literate, and at least one member must have accounting or related financial management expertise. The qualifications of financial literacy and expertise shall be determined and confirmed by the Board.

     Committee members shall be appointed by the Board. If a Committee Chair is not designated or present at any meeting of the Committee, the members of the Committee may designate a Chair by majority vote of the Committee members.

     The Committee shall meet at least two times annually, or more frequently as circumstances require.

AUDIT COMMITTEE RESPONSIBILITIES:

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to effectively react to changing conditions and to ensure to the Board and the stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     The Committee shall:

          1. Review and update this Charter annually and submit this Charter to the Board for approval upon its initial adoption and upon adoption of any amendments hereto.

          2. Recommend to the Board the selection, evaluation and, when appropriate, replacement of the independent auditors.

          3. Ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Company, actively engage in a dialogue with the independent auditors with respect to any relationships disclosed in the report that may impact the objectivity and independence of the independent auditors, and recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independence of the auditors.

          4. Provide in the Company's annual proxy statement a report of the Committee's findings that result from its financial reporting oversight responsibilities.

          5. Conduct discussions and consultations with the independent auditors on an annual basis, or more frequently as the Committee deems appropriate.

          6. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems appropriate.

[WEATHERFORD LOGO]

                        WEATHERFORD INTERNATIONAL, INC.

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                              AND PROXY STATEMENT

                                  JUNE 5, 2001

                            9:00 A.M. (HOUSTON TIME)

                              THE ST. REGIS HOTEL
                                1919 BRIAR OAKS
                              HOUSTON, TEXAS 77027

                         WEATHERFORD INTERNATIONAL, INC.

                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Weatherford International, Inc. ("Weatherford") hereby appoints Bernard J. Duroc- Danner and Burt M. Martin, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock or Series A preferred stock of Weatherford that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Weatherford to be held on June 5, 2001, at 9:00 a.m., Houston time, at The St. Regis Hotel, 1919 Briar Oaks, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 25, 2001:

(1)  Election of the following Nominees as Directors, as set forth in the Proxy
     Statement:

     Philip Burguieres, David J. Butters, Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr. and Robert A. Rayne

            FOR All Nominees listed                   WITHHOLD
            above (except as marked                 All Nominees
            to the contrary below)                  listed above

                     [ ]                                 [ ]

     INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below



     ---------------------------------------------------------------------------


(2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1.

Receipt of the Proxy Statement dated April 25, 2001, and the Annual Report of Weatherford for the year ended December 31, 2000, is hereby acknowledged.
--------------------------------------------------------------------------------



                    -----------------------------------------------------------



                    -----------------------------------------------------------
                    Signature of Stockholder(s)

                    Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.


                    Date:                              , 2001.
                         ------------------------------


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

                         WEATHERFORD INTERNATIONAL, INC.

                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Computershare Trust Company of Canada (the "Trustee"), and, unless you withhold authority by checking the following box
[ ], authorizes the Trustee to appoint Bernard J. Duroc-Danner and
Burt M. Martin, or either of them, as proxies, each with power to act without the other and with full power of substitution, to attend the Annual Meeting of Stockholders of Weatherford International, Inc. to be held on June 5, 2001, at 9:00 a.m., Houston time, at The St. Regis Hotel, 1919 Briar Oaks, Houston, Texas, and at any adjournment or postponement thereof, and to vote all Series 1 Exchangeable Shares of Weatherford Oil Services, Inc. that the signer is entitled to vote as indicated on the reverse side hereof on the matters set forth herein that are more particularly described in the Proxy Statement dated April 25, 2001.

IN THE EVENT YOU WISH TO ATTEND THE ANNUAL MEETING IN PERSON AND VOTE YOUR SHARES DIRECTLY, PLEASE CHECK THE FOLLOWING BOX [ ], IN WHICH CASE THE TRUSTEE WILL ISSUE A PROXY TO YOU FOR YOUR SHARES AT THE ANNUAL MEETING; HOWEVER, THE TRUSTEE ACCEPTS NO RESPONSIBILITY FOR TIMELY FORWARDING A PROXY TO VOTE YOUR SHARES DIRECTLY IF SUCH INSTRUCTION IS NOT RECEIVED BY 4:30 P.M. (CALGARY TIME) ON JUNE 4, 2001. IN ALL EVENTS, THE RISK OF DELIVERY OF SUCH A PROXY REMAINS WITH THE HOLDERS OF SERIES 1 EXCHANGEABLE SHARES.

(1)  Election of the following Nominees as Directors, as set forth in the Proxy
     Statement:

     Philip Burguieres, David J. Butters, Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr. and Robert A. Rayne

            FOR All Nominees listed                   WITHHOLD
            above (except as marked                 All Nominees
            to the contrary below)                  listed above

                       [ ]                               [ ]

     INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below


     ---------------------------------------------------------------------------


(2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder only if this proxy is completed, returned to and received not later than 4:30 p.m. (Calgary time) on Monday, June 4, 2001 by Computershare Trust Company of Canada, 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8. Proxies may be mailed in the return envelope provided or faxed to 403-267-6529.

Receipt of the Proxy Statement dated April 25, 2001, and the Annual Report of Weatherford for the year ended December 31, 2000, is hereby acknowledged.
--------------------------------------------------------------------------------



                    -----------------------------------------------------------



                    -----------------------------------------------------------
                    Signature of Stockholder(s)

                    Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.


                    Date:                              , 2001.
                         ------------------------------


                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY.